Exhibit 10.17

Execution Copy

THIRD AMENDED AND RESTATED

MEMBRANE MANUFACTURE AND SUPPLY AGREEMENT

This Third Amended and Restated Membrane Manufacture and Supply Agreement (this “Agreement”) is entered into effective as of October 13, 2009 (the “Effective Date”), between Millipore Corporation (“Millipore”), a Massachusetts corporation with its principal place of business at 290 Concord Road, Billerica, MA 01821, and Entegris, Inc. (“Entegris”), a Delaware corporation with its principal place of business at 3500 Lyman Boulevard, Chaska, MN 55318.

RECITALS

1. The Parties entered into an Amended and Restated Membrane Manufacture and Supply Agreement dated as of December 19, 2008 (the “Old Agreement”) which among other things provided for the manufacture and supply of certain membranes that are used by and incorporated into products of both Millipore and Entegris, so as to appropriately ensure both Millipore and Entegris a continuing supply of such membranes.

2. The Old Agreement addressed Entegris’ plans to move its operations out of Millipore’s facility in an orderly manner. Both Parties desire to adjust the timing and related matters of such move and to coordinate such move without disruption to the mutual supply relationship between them.

3. Accordingly, the Parties wish to amend and restate certain provisions of the Old Agreement and to cancel and replace the Old Agreement as of the Effective Date with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

1.	DEFINITIONS

The following terms shall have the meanings assigned to them below whenever they are used in this Agreement including the Exhibits and Annexes hereto. Terms defined elsewhere in this Agreement shall have the meaning ascribed thereto at the location of their definition. Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and vice versa.

“Affiliated Company” of one of the parties shall mean any entity that controls, is controlled by, or is under common control with such party. As used herein, “control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

“Confidential Information” shall have the meaning set forth in Section 13.1 hereof.

“Entegris Core Business” shall mean: (i) the IC MANUFACTURING INDUSTRY including companies that manufacture integrated circuits, semiconductors, semiconductor chips and other microelectronics components, flat panel displays, solar cells and fiber optic cables, optical coatings, coated optical lenses and coated optical fibers; (ii) the IC OEM EQUIP & MATERIALS MFG. INDUSTRY including companies that manufacture equipment for the fabrication and processing of semiconductors and integrated circuits for sale to companies in the IC Manufacturing Industry as well as companies that integrate a number of components into subsystems sold to OEM equipment manufacturers for incorporation into semiconductor fabrication equipment, as well as companies that manufacture, process and supply liquids, gases, conductive materials and other advanced materials to the IC Manufacturing Industry and which provide products and systems to purify, monitor and control atmospheric conditions in clean room manufacturing environments of the IC Manufacturing Industry; and (iii) the IC RESEARCH LABORATORY INDUSTRY including university, governmental and commercial laboratories and research operations that research and/or develop innovations in the structure and composition of integrated circuits, the processes and materials used to manufacture integrated circuits and new forms of integrated circuits.

“Entegris Equipment” shall have the meaning set forth in Section 3.1.1 hereof.

“Entegris Permitted Persons” shall have the meaning set forth in Exhibit B.

“Equipment” shall mean the Entegris Equipment and the Millipore Equipment collectively.

“Facility Term” shall mean the period commencing on the Effective Date and ending on June 30, 2012, or until this Agreement is terminated early in accordance with Section 6.2.

“Flat Sheet UPE Membranes” shall mean rollstock UPE Membranes typically less than 300 microns in sheet thickness including both phobic and philic Membranes as produced at the Premises pursuant to the Old Agreement immediately prior to the Effective Date, or as modified as provided in this Agreement.

“Information” shall mean business information, technical information and data, know-how, research information and data, formulae and other information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software,

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009 marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Lease” shall mean the lease of the Premises as set forth in Section 2 hereof and in the Lease terms set forth in Exhibit B hereto.

“Machines” shall have the meaning set forth in Section 7.1 hereof.

“Machine Hourly Rates” shall have them meaning set forth in Section 7.1. hereof.

“Membranes” shall mean UPE Membranes as well as any other membranes or materials that the parties may hereafter agree to add to this definition of Membranes.

“Millipore Core Business” shall mean: (i) the BIOPHARM INDUSTRY including pharmaceutical/biotechnology and genetic engineering companies as well as manufacturers of cosmetics, medical devices, diagnostic products and clinical analytical products; (ii) the LAB & LIFE SCIENCE RESEARCH INDUSTRY including government, university and private research and testing analytical laboratories for proteomic, genomic, microbiological and similar research and analysis as well as for environmental research and analysis; and (iii) the FOOD & BEVERAGE INDUSTRY including companies that manufacture or process foods and beverages including dairy products, beer, wine, juice and soft drink manufacturers and bottled water companies.

“Millipore Equipment” shall have the meaning set forth in Section 3.1.2 hereof.

“New Entegris Facility” shall mean the facility at a location chosen by Entegris on property not owned by Millipore to which Entegris will relocate all of its manufacturing operations from the Premises.

“Original Contract Date” shall mean March 31, 2001.

“Other Flat Sheet UPE Membranes” shall mean Flat Sheet UPE Membranes other than Treated Flat Sheet UPE Membranes. Other Flat Sheet UPE Membranes include, as of the Effective Date, those Membranes listed under the heading “Other Flat Sheet UPE Membranes” in Exhibit A hereto.

“Other UPE Membranes” shall mean all UPE Membranes other than Treated Flat Sheet UPE Membranes.

“Other UPE Products” shall mean devices or other products which include Other UPE Membranes as a material or component.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

“PFA Hollow Fiber Membranes” shall mean tubular PFA membranes having an outer diameter in the range of 500-1000 mm and an inner diameter of 100-500 mm.

“Premises” shall have the meaning set forth in Exhibit B.

“Releases” shall mean any purchase orders or other documents of purchase that Millipore may place with Entegris for UPE Membranes.

“Rent” shall have the meaning set forth in Exhibit B.

“Subsidiary” of one of the parties shall mean any entity that is controlled by such party. As used herein, “control” of an entity means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Supplement” shall mean the schedule of supplemental terms and conditions specifying detailed provisions to implement the contractual commitments set forth in this Agreement relating to membrane manufacturing operations and membrane manufacturing process improvements which is attached to this Agreement as Exhibit C.

“Supplied Party” shall mean a party to this Agreement that orders certain Membranes pursuant to this Agreement and to whom such Membranes are sold.

“Supplying Party” shall mean a party to this Agreement that manufactures certain Membranes ordered by the other party pursuant to this Agreement and that sells such Membranes to the other party.

“Term” or “Term of this Agreement” shall mean the effective period of this Agreement as set forth in Section 6 hereof.

“Treated Entegris Membranes” shall mean Treated Flat Sheet UPE Membranes and Treated Other Entegris Membranes.

“Treated Entegris Products” shall mean devices or other products which include Treated Entegris Membranes as a material or component.

“Treated Other Entegris Membranes” shall mean those Entegris membranes that are chemically treated using Millipore’s VMF4 Line or using Millipore’s patented VMF4 technology, including, as of the Effective Date, those membranes listed under the heading “Treated Other Entegris Membranes” in Exhibit A hereto.

“Treated Flat Sheet UPE Membranes” shall mean Flat Sheet UPE Membranes that are chemically treated using Millipore’s VMF4 Line or using Millipore’s patented VMF4 technology, including, as of the Effective Date, those Membranes listed under the heading “Treated Flat Sheet UPE Membranes” in Exhibit A hereto.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

“UPE Membranes” shall mean microporous membranes produced from an ultrahigh molecular weight polyethylene material by a melt cast process, as produced pursuant to the Old Agreement at the Premises immediately prior to the Effective Date, or as modified as provided in this Agreement.

“UPE Products” shall mean devices or other products which include UPE Membranes as a material or component.

1A.	TRANSITION OF MANUFACTURING

1A.1 Move. The parties have agreed that Entegris will move its membrane manufacturing operations currently conducted in the Premises to the New Entegris Facility in an orderly manner (the “Move”) during the Facility Term.

1A.2 Timing; Notice. Entegris will not move any equipment or operations sooner than July 2010. Entegris will provide to Millipore written notice (the “Move Notice” of the date on which Entegris plans to commence the Move (the “Move Date”), which Move Notice will be delivered no later than one year prior to the Move Date, but no later than June 30, 2011. Subject to the achievement of required safety stocks as described in Section 5.7, Entegris will complete the Move and have vacated the Premises no later than the end of the Facility Term. Promptly after initial delivery of the Move Notice, Entegris will prepare a detailed move schedule and provide it to Millipore. The parties will review and update the schedule during the Facility Term on a monthly basis as the Move approaches and then progresses. Millipore will supply its requirements for feasibility and qualification rolls in coordination with the schedule.

1A.3 Coordination. The parties will work together in good faith to facilitate such Move to minimize disruptions and costs to both parties.

1A.4 Qualification. Prior to the reduction or cessation of production of Membranes at the Premises, Entegris may establish its own new UPE annealing capability at the New Entegris Facility. Millipore will use its commercially reasonable efforts, in conjunction with Entegris, to qualify the Entegris’ manufacturing process at the New Entegris Facility to enable the supply of qualified Membranes. Entegris will provide to Millipore in parallel with such qualification a reasonable quantity of rolls of UPE Membrane necessary for Millipore to conduct feasibility and qualification testing. All such feasibility and evaluation rolls provided to Millipore by Entegris will meet all existing Entegris specifications as agreed by the parties. If, despite each party’s commercially reasonable efforts, Millipore is unable to qualify the Entegris UPE annealing line, Millipore reserves the right to perform the annealing process itself. In such

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009 circumstances, Entegris shall provide to Millipore a sufficient quantity of extracted gel rolls, at appropriately adjusted prices, to enable Millipore to produce sufficient finished product to meet Entegris’ obligations for such finished product.

1A.5 No Supply Disruption. Notwithstanding the Move, Entegris will at all times during the Term of this Agreement continue to meet its supply obligations to Millipore under this Agreement of any Membranes from a manufacturing process qualified by Millipore. It is the expectation of the parties that Entegris will produce Membranes from both facilities initially, noting that for some process operations duplicate equipment does not exist, and, after the Facility Term, if the New Entegris Facility and its processes are qualified by Millipore, solely from the New Entegris Facility.

1A.6 No VMF4 Disruption. Notwithstanding the Move, Millipore will at all times during the Term of this Agreement continue to meet its obligations to Entegris under this Agreement to provide hydrophilization of any Membranes on its VMF4 Line.

1A.7 Costs. Entegris will bear all costs of dismantling, packaging, freight, shipping, installation, testing and requalification of all Entegris Equipment to be removed from the Premises.

1A.8 Transfer to New Annealing Line. If Entegris’ new UPE annealing process can be qualified successfully by Millipore as provided above, then after such qualification Millipore shall have Millipore membrane processed by Entegris on the new Entegris annealing machine with pricing based on the costs associated with the new machine and forego any payment for existing Film I Annealing machine hours from Entegris. Prior to any successful qualification of such new process to Millipore’s reasonable satisfaction, Millipore shall have Millipore membrane continue to be processed on the existing Film I annealing machine at the Premises with Entegris continuing to be charged the same rates and pricing then in effect. Any such shifting of production shall not result in a termination of the Agreement, which may be only be terminated in accordance with its terms.

1A.9 Offsite Storage. The parties acknowledge that Millipore had intended to use a portion of the Premises after Entegris vacated it for storage space during anticipated renovations. Pursuant to this Agreement, the parties have agreed to extend the Facility Term. Accordingly, Millipore will, when it deems appropriate, locate and contract for storage space reasonably comparable to the Premises at an offsite facility on terms satisfactory to Millipore for its use in lieu of using the Premises as intended. As part of the inducement for Millipore to agree to the extension of the Facility Term through June 30, 2012, Entegris will reimburse Millipore for the reasonable fair market value of the portion of such offsite storage as is at least equal to 2,000 square feet of high bay warehouse space until the earlier of (i) June 30, 2012, or (ii) the date on which Entegris has fully vacated the Premises.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

2.	LEASE OF THE PREMISES

In order to enable Entegris to manufacture UPE Membranes, including Treated Flat Sheet UPE Membranes and Other Flat Sheet UPE Membranes, and Treated Other Entegris Membranes in the same production areas at Millipore’s facility at 80 Ashby Road, Bedford MA. and/or such additional, reduced or substituted areas all as described in greater detail in Exhibit B hereto, and with the same processes as such UPE Membranes and Treated Other Entegris Membranes were manufactured prior to the Effective Date (both (i) for its own use and sale and for its sale of UPE Products and (ii) for supply of Flat Sheet UPE Membranes to Millipore as provided in this Agreement), Millipore and Entegris agree to the arrangements regarding Entegris’ use of the Premises as are set forth in Exhibit B hereto for the duration of the Facility Term.

3.	OWNERSHIP AND USE OF THE EQUIPMENT

3.1.	Ownership. For purposes of clarification, the parties acknowledge and agree that:

3.1.1.	All right, title and interest in and to the following major equipment currently used in the manufacture of UPE Membranes and/or Treated Other Entegris Membranes, now exists with, and is solely owned by Entegris (collectively, the “Entegris Equipment”):

Item#	Description	Current Location	Quantity
1.	Slurry Mixing Vessels	Bldg C-Mix Room	2

2.	Extrusion Line & support equipment (cranes, vents etc.)	Bldg D-101	1

3.	NZE Extractors & support equipment (scales, vents etc.)	Bldg C-103	2

4.	Release/Testing Equipment (porosimeter, flow stands, VBP stands, digital dimension equipment)	Bldg D-101	1

5.	Monomer Chemical Mixing Vessel (for philic Flat Sheet UPE Membranes)	Bldg C-Mix Room	1

6.	MSR Batch Extractors & support equipment (cranes, LS-15, etc.)	Bldg D-101	3

7.	Release/Testing Equipment (flow stands, VBP stands, digital dimension equipment)	Bldg F-Cell 5	1

8.	CUPE Mix/recirculation Pumps	Bldg C-Mix Room	2

9.	NZE Chiller Loop (~100 Tons)	Bldg C-Roof	1

10.	Oil Mist Collector (and duct/hood)	Bldg D-101	1

11.	7 Ton Edwards Chiller	Bldg D-outside	1

12.	Tiyoda-Serec Extractor	Bldg F-Cell 5	1

13.	Tiyoda-Serec Ext 42 Ton Chiller	Bldg C-roof	1

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

3.1.2.	All right, title and interest in and to any equipment other than the Entegris Equipment used in the manufacture of UPE Membranes and/or Treated Other Entegris Membranes, including the following equipment currently used in such manufacture (collectively, the “Millipore Equipment”) is solely owned by Millipore:

Item#	Description	Current Location	Quantity
1.	Slurry Mix Stations; Control Modules 1-3	Bldg C -105	3

2.	Film 1 Annealing Line	Bldg. C-123	1

3.	VMF 4 Line (chemical modification)	Bldg. C-124	1

4.	Testing: Flow, Wet Time, Stability	Bldg. C-124	various

5.	Monomer Chemical Mixing Stations 4-6	Bldg. C-105	3

3.2.	Use of Millipore Equipment and Support. At all times during the Facility Term, Millipore shall provide Entegris with access to and use of the Millipore Equipment, each as necessary for use in the manufacture of UPE Membranes or Treated Other Entegris Membranes in accordance with Article I of the Supplement. Entegris shall pay Millipore Machine Hourly Rates as set forth in Section 7.1 below with respect to the use of the Millipore Equipment. At all times during the Term of this Agreement Millipore will provide a reasonable level of operational assistance and general technical support assistance in resolving technical problems in UPE Membrane manufacture occurring at the Premises in accordance with Article I of the Supplement. Millipore shall be responsible for maintaining the Millipore Equipment in its current operational capability, and Entegris shall be responsible for maintaining the Entegris Equipment in its current operational capability and condition, in each case as specified in Article I of the Supplement, unless the parties agree in writing during the Term of this Agreement to alter such maintenance responsibilities. To the extent Millipore provides extraordinary services to Entegris, such services will be charged in accordance with the rate structure specified in Section 7.3 of the Agreement.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

4.	MANUFACTURE OF MEMBRANES

4.1.	Membrane Manufacturing Operations. Millipore and Entegris agree that Membrane manufacturing operations during the Term of this Agreement shall be carried out in accordance with this Section 4 and with Article I of the Supplement.

4.2.	Guaranteed Capacity. 4.2.1. At all times during the Term of this Agreement, Millipore agrees to have VMF4 Line capacity sufficient to handle projected philic Membrane volumes hereunder of up to 280,000 feet (~800 hours) per quarter. If necessary and at Millipore’s discretion, this capacity can be accomplished by either moving Millipore products (i.e. products other than the Membranes covered by this Agreement) to Millipore’s MML hydrophilization equipment or by moving philic Membranes covered by this Agreement to the MML hydrophilization equipment if mutually agreed upon with cost impact to be agreed upon in advance and provided that Membranes made on the MML hydrophilization equipment can be qualified successfully by Entegris.

4.2.2.	At all times during the Facility Term, Millipore agrees to have (i) Film 1 Annealing Line processing capacity sufficient to handle projected phobic Membrane volumes hereunder of up to 3,200,000 feet (~1400 hours) per quarter, and (ii) mix capacity sufficient to handle up to four (4) mixes of 400 pounds each on any days on which Entegris is running its extrusion process on the Premises.

4.2.3.	At all times during the Facility Term, Entegris agrees to generally schedule operations in alignment with Millipore’s plan for shutdown periods and holidays. However, it is acknowledged and agreed that there will be times of high demand during the Facility Term where Entegris will be required to run the Entegris Equipment during these times. In such cases, Millipore and Entegris will mutually agree on a plan allowing for high utilization of the Entegris Equipment.

4.2.4.	Subject to any new or changed restrictions imposed by the applicable air emission permit(s), Entegris agrees to have sufficient capacity, across all relevant process steps, to meet Millipore’s projected demand for phobic UPE Membranes that meet agreed specifications and qualification in an amount of guaranteed capacity per each calendar quarter during the Term of this Agreement of 300,000 feet. Through mutual written agreement, this guaranteed capacity level can be reduced to 200,000 feet for a mutually agreed upon time period should Millipore’s firm and forecasted releases warrant.

4.2.5	The parties agree to commence good faith discussions in the first calendar half of 2011 regarding the possibility of continuing Entegris’ access to Millipore’s VMF4 Line capacity beyond the Term of this Agreement on terms and conditions mutually acceptable to both parties, if any.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

4.3.	Capacity Expansion. Membrane manufacturing capacity will be reviewed in accordance with a mutually agreed upon schedule during the Term of this Agreement, but no less often than annually. Entegris shall be responsible to review and report on the capacity of the Entegris Equipment and Millipore shall be responsible to review and report on the capacity of the Millipore Equipment. The results of these reviews will be discussed and documented for reference and to provide a basis for capacity expansion, as may be appropriate and agreed by the parties.

4.4.	Manufacturing Process Improvements. Millipore and Entegris agree to implement mutually agreeable Membrane manufacturing process improvements.

4.5.	End of Term Arrangements for Millipore. Following the expiration or earlier termination of the Term of this Agreement, Millipore desires the full capabilities to manufacture (or have manufactured) UPE Membranes for its and its Affiliated Companies’ use and sale, and for its and its Affiliated Companies’ use in manufacturing (or having manufactured) UPE Products for sale. Accordingly, to facilitate Millipore’s manufacture of UPE Membranes following the Term of this Agreement:

4.5.1	(i)Entegris agrees in the event that Entegris during the Term of this Agreement acquires and has installed at the Premises new equipment in replacement of the existing Extrusion Line, or otherwise determines during the Term of this Agreement, in its sole discretion, that the Extrusion Line and/or one NZE Extractor are surplus and are to be disposed of, then Entegris agrees to grant Millipore an option to purchase, prior to or at the termination of this Agreement, at their then current book values and at such other reasonable terms as the parties may agree, such surplus Extrusion Line and/or NZE Extractor. Upon consummation of any such sale transaction, Entegris agrees to leave in their then current locations at the Premises, the subject Extrusion Line and/or NZE Extractor, as the case may be. Entegris agrees to notify Millipore as to whether it is granting Millipore such an option, at least eighteen (18) months prior to the termination of this Agreement; and

4.5.2

In the event that the parties consummate a sale of any equipment deemed to be surplus by Entegris as specified above, Entegris agrees to provide Millipore with the know-how (including copies of all pertinent documentation) and a reasonable amount of transition assistance relating to the design, specifications, functionality, operation and maintenance of such equipment, or otherwise necessary or useful for Millipore to be able to continue the UPE Membrane manufacturing process immediately upon the termination of this Agreement, so as to be able to make or have made

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

UPE Membrane in the same process and of the same quality as made and supplied under this Agreement. All Entegris transition assistance time shall be charged to Millipore at the rates per person-hour calculated in accordance with Section 7.3 below.

4.6.	End of Term Arrangements for Entegris.

To facilitate Entegris’ manufacture of UPE Membranes and Treated Entegris Membranes at a different location following the expiration or earlier termination of this Agreement:

4.6.1.	Entegris shall remove and transport, at its own expense, the Entegris Equipment (subject to the consummation of any sale pursuant to any option to purchase certain items of such Entegris Equipment as specifically set forth in Subsection 4.5.1 above) from the Premises to a location of its choice within one-hundred eighty (180) days following such expiration or early termination. Entegris shall use its best efforts to avoid or minimize damage to the Premises or to any other part of Millipore’s 80 Ashby Road facility from such removal, and shall promptly reimburse Millipore for its reasonable and actual costs of repairing any damage to the extent caused by Entegris or its agents or representatives in the process of removing the Entegris Equipment from the Premises or any other parts of such facility;

4.6.2.	Millipore shall provide Entegris with know-how (including copies of all pertinent documentation) and a reasonable amount of transition assistance relating to the design, specifications, functionality, operation and maintenance of the Millipore Equipment, such that Entegris can make or have made, and operate and maintain, equipment substantially equivalent or comparable to the Millipore Equipment, or successfully outsource the functions performed by the Millipore Equipment, in the manufacture of UPE Membranes and Treated Other Entegris Membranes. All Millipore transition assistance shall be charged to Entegris at the rates per person-hour calculated in accordance with Section 7.3 below; and

4.6.3

Millipore agrees in the event that it determines during the Term of this Agreement, in its sole discretion, that the VMF4 Line and/or the Film 1 Line are surplus and are to be disposed of, then Millipore agrees to grant Entegris an option to purchase, prior to or at the termination of this Agreement, at their then current book values and at such other reasonable terms as the parties may agree, such surplus VMF4 Line and/or the Film 1 Line. Upon consummation of any such sale transaction, Entegris shall remove and transport, at its own expense, any such purchased surplus equipment from the Premises to a location of its choice within one-hundred eighty (180) days following such expiration or early termination. Entegris shall use its best efforts to avoid or minimize damage to the Premises or to any other part of Millipore’s 80 Ashby Road facility from

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009 such removal, and shall promptly reimburse Millipore for its reasonable and actual costs of repairing any damage to the extent caused by Entegris or its agents or representatives in the process of removing such purchased surplus equipment from the Premises or any other parts of such facility. Millipore agrees to notify Entegris as to whether it is granting Entegris such an option, at least eighteen (18) months prior to the termination of this Agreement

4.7.	Joint Know-How. In the event that any know-how results from or is developed in the course of the manufacture of UPE Membranes or Treated Other Entegris Membranes in the Premises during the Facility Term of this Agreement (including the use of Millipore Equipment in such manufacture), whether by employees of Millipore, employees of Entegris or jointly, such know-how shall be jointly owned by Entegris and Millipore. Millipore shall have rights to use such know-how in all fields other than the Entegris Core Business, and Entegris shall have rights to use such know-how in all fields other than the Millipore Core Business.

4.8.	Additional Membranes. Entegris shall have the right to add other membranes to the list and definition of “UPE Membranes” during the Term of this Agreement, subject to (i) Millipore’s approval (on grounds of safety, compliance with laws, or avoidance of damage to the Millipore Equipment, the Premises or any other parts of Millipore’s 80 Ashby Road facility) of the manufacture of such additional UPE Membranes, which approval shall not be unreasonably withheld or delayed, and (ii) Millipore’s having sufficient space and equipment capacity for such additional manufacture, and (iii) scheduling of use of the Millipore Equipment as shall be negotiated by the parties in good faith.

4.9.	Additional Equipment. Subject to Millipore’s prior approval, which approval shall not be unreasonably withheld or delayed, Entegris shall have the right to locate additional equipment within the Premises during the Facility Term to the extent related to the general manufacturing purposes already authorized.

5.	SUPPLY OF MEMBRANES

5.1.	Sale of Membrane. Entegris agrees to sell to Millipore Flat Sheet UPE Membranes, in the amounts contained in Millipore’s Releases, at all times during the Term and, in the event this Agreement is terminated by Entegris pursuant to Section 6.2 (iii), at all times following the Term through and including December 31, 2012 or until any event prior thereto that would have given rise to Entegris’ right to terminate this Agreement pursuant to Section 6.2 (i) or (ii). Except as set forth in Section 5.4 hereof, neither party shall have any minimum or maximum purchase requirements for any or all of such Membranes hereunder, either per order or in the aggregate.

5.2.	Terms of Sale. Unless otherwise agreed by both parties in writing, this Agreement applies to all Releases placed by a Supplied Party with a Supplying

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

Party during the Term. The terms and conditions of this Agreement shall apply to any Release, whether or not this Agreement or its terms and conditions are expressly referenced in the Release. All Membrane shall be tested, inspected and packaged for delivery by the Supplying Party as mutually agreed by the parties.

5.3.	Priority. Unless otherwise agreed by both parties in writing for a specific transaction, no inconsistent or additional term or condition in any Release, or in any acknowledgment, invoice or other document issued by a Supplying Party or its representative in connection with a particular purchase by a Supplied Party, shall be applicable to a transaction within the scope of this Agreement. Both parties specifically agree that any terms and conditions in any such documents which are in any way inconsistent with this Agreement shall be inapplicable, and the terms of this Agreement shall govern.

5.4.	Forecasts and Releases.

5.4.1	Millipore will provide Entegris with a rolling one-year forecast of its demand for UPE Membranes hereunder, by calendar quarter (a “One-Year Forecast”), which will be updated on a quarterly basis, at least thirty (30) days prior to the start of each calendar quarter. The sub-forecast for the first three (3) months within any One-Year Forecast shall be referred to as a “3 Month Forecast”. Millipore must provide Releases for delivery, during the three (3) months covered by any 3 Month Forecast, of UPE Membranes in at least those quantities set forth in such 3 Month Forecast. Except for such semi binding nature of the 3 Month Forecasts as described more specifically at 5.4.3 below, the One-Year Forecasts will be used for planning purposes only and are not binding. Entegris will ship UPE Membranes so as to arrive on the delivery date set forth in a Release, provided that the delivery date set forth in such Release is not less than thirty (30) days following the date Entegris receives such Release and provided that the quantities set forth in such Release, together with those in all other Releases calling for delivery during the same quarter, are not more than thirty percent (30%) greater than the quantities provided in the applicable 3 Month Forecast. For any Releases calling for quantities more than thirty percent (30%) greater than the quantities provided in such 3 Month Forecast, Entegris shall use commercially reasonable efforts to deliver such quantities within sixty (60) days following the date Entegris receives such release or as soon as practicable thereafter.

5.4.2	Within ten (10) days after receipt of each One Year Forecast, Entegris will provide a non-binding, good faith projection of its UPE Membrane manufacturing volume (broken down between philic and phobic Membranes), by calendar quarter, for the upcoming four calendar quarters. This information will be used by Millipore for budgeting of resources and revenue, and for the determination of budgeted Machine Hourly Rates for purposes of Section 7.1.2.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

5.4.3	Millipore’s requirements for membranes for an upcoming quarter shall be submitted to Entegris in the form of a firm forecast before the start of that quarter. Millipore shall be entitled to change the forecast without penalty or other change if the written cancellation notice is received by Entegris prior to the requested membrane lot being extruded. Millipore shall be entitled to increase volume of membrane requested during the quarter by issuing a forecast change in writing and Entegris agrees to make reasonable efforts to accommodate the requested additional volume. Actual purchase orders will be issued following lot completion in order to assure that ordered quantities match quantities available.

5.5.	Prices; Delivery and Payment Terms. Membrane prices shall be as set forth in Section 7.5 hereof. Payment terms for the sale of Membranes hereunder shall be as set forth in Section 7.6 hereof. Delivery terms for all Membranes will be FOB 80 Ashby Road, Bedford, MA.

5.6	Continuing Supply Discussions. The parties agree to commence good faith discussions in the first calendar half of 2011 regarding the possibility of continuing the supply of some Membranes from Entegris to Millipore beyond the Term of this Agreement on terms and conditions mutually acceptable to both parties, if any.

5.7	Safety Stock.

5.7.1 Each party acknowledges that the generation of a sufficient safety stock of UPE Membrane inventory meeting specifications and produced using a qualified process (the “Safety Stock”) is appropriate. Accordingly, during the Term Millipore will determine routine safety stock levels required and include sufficient membrane quantities in quarterly forecasts to achieve the desired safety stock levels.

5.7.2 Commencing in the calendar quarter immediately following Millipore’s receipt of the Move Notice from Entegris, Millipore will supplement each One-Year Forecast thereafter with an extended forecast of demand which Millipore reasonably believes it will require during the six month period immediately following the Move (“Move Buffer Stock”). Entegris will review such Move Buffer Stock forecast and communicate to Millipore any concerns Entegris may have regarding its ability to produce the requested quantity. The portion of the Move Buffer Stock that has been QA released as finished rollstock will be owned and carried by Millipore. If it is agreed that Entegris will hold some of the Move Buffer Stock as gel rolls, then Entegris will own and carry such inventory until such time as it is converted to acceptable finished rollstock.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

5.7.3 Entegris will not commence the Move, including the reduction or cessation of production or the movement of any Entegris Equipment, until the parties have created an inventory of Safety Stock of at least the amount of the Move Buffer Stock. Until commencement of the Move, Entegris will make all commercially reasonable efforts to maintain the Move Buffer Stock at such amount.

5.7.4 The level of existing Safety Stock as of the Effective Date is              feet [UPDATE]. The parties agree that production in any calendar quarter in excess of, or below, 200,000 feet shall increment or decrement, respectively, the amount of Safety Stock. In addition, material returns for verified quality issues related to the portions of the process controlled by Entegris will reduce the amount of Safety Stock, foot for foot. The parties will review the amount of Safety Stock on a monthly basis and will mutually determine the then current level of Safety Stock. The parties acknowledge that the Safety Stock requirements described in this section are exclusively for the benefit of Millipore’s supply needs. Millipore will provide the necessary storage space for any Safety Stock, including the Move Buffer Stock, which storage space shall be outside the then current Premises.

5.7.5 Although fully treated, finished Membrane is preferable, if the parties mutually agree that it is a necessity in order to facilitate the Move, up to fifteen percent (15%) of the Move Buffer Stock may be comprised of gel rolls, which are composed of Flat Sheet UPE Membrane that has not yet been processed through the Annealing Line. Any such gel rolls shall be processed at the Premises when such rolls are actually processed.

6.	TERM AND TERMINATION

6.1.	The effective period of this Agreement (the “Term” or “Term of this Agreement”) shall begin on the Effective Date and continue thereafter until December 31, 2012 or until earlier termination in accordance with Section 6.2. Any Release issued by a Supplied Party before the effective date of termination and in accordance with Section 5.4 hereof shall be fulfilled by the Supplying Party.

6.2.	Either party may terminate this Agreement prior to December 31, 2012 without prejudice to any rights or liabilities accruing up to the date of termination:

(i)	in the event of a material breach by the other party of any of the terms and conditions of this Agreement, by giving the other party written notice of such breach, provided that such breach shall not have been cured within one hundred twenty (120) days following such notice; or,

(ii)	immediately, by written notice thereof, if any of the following events or an event analogous thereto occurs:

a.	an adjudication has been made that the other party is bankrupt or insolvent;

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

b.	the other party has filed bankruptcy proceedings or has had such proceedings filed against it, except as part of a bona fide scheme for reorganization;

c.	a receiver has been appointed for all or substantially all of the property of the other party;

d.	the other party has assigned or attempted to assign this Agreement for the benefit of its creditors; or

e.	the other party has begun any proceeding for the liquidation or winding up of its business affairs; or,

(iii)	at any time for convenience of the terminating party upon twenty-four (24) months prior written notice to the other party.

6.3.	Termination under this Section 6 shall be in addition to and not a substitute for other rights or causes of action of the terminating party.

6.4.	Termination of this Agreement shall not in any way operate so as to impair or destroy any of the rights or remedies of either party, either at law or in equity, nor shall it relieve the parties of their obligations pursuant to Sections 1, 3.1, 4.5, 4.6, 4.7, 6, 8, 9, and 13 through 16 hereof, each of which shall survive the termination or expiration of this Agreement.

7.	PRICES AND PAYMENTS

7.1.	Machine Hourly Rates. The hourly rates (“Machine Hourly Rates”) for use by Entegris of Millipore’s VMF4 Line, Film 1 Annealing Line and Mix Room equipment (the “Machines”), and the invoicing thereof, shall be as set forth in this Section 7.1. Machine usage (including production and research and development usage) shall be calculated in accordance with the formula set forth in Annex 2.

7.1.1.

Machine Hourly Rates. Commencing on the Effective Date, the Machine Hourly Rates set forth in Annex 1, subject to the annual adjustments as set forth below in this Section, shall be applicable from the Effective Date through the end of the period of the Term of this Agreement. The Machine Hourly Rates shall be adjusted annually as of January 1 of each year, beginning in calendar year 2010, to reflect (i) the then most recent August-to-following-August percentage changes, up or down, in the Producer Price Index for the industry group Pharmaceutical Preparation Manufacturing (series identification number PCU325412325412), (ii) any demonstrated increases in Millipore’s costs associated directly with use of the Machines hereunder and which costs are extraordinary, not presently anticipated and not reflected in the Producer Price Index used pursuant to

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009 clause (i) above, and (iii) changes to depreciation charges as a result of capital improvements to the Machines for the production of Membranes, as set forth in Section 7.4.2; provided, however, that commencing on January 1, 2009 the Machine Hourly Rates for Millipore’s VMF4 Line will not be subject to such annual changes and will remain at $313.38 per hour for the Term of this Agreement. Machine Hourly Rates to Entegris are independent of Millipore production volumes on the Machines.

7.1.2.	Invoicing for Machine Hourly Rates. Millipore shall be entitled to invoice Entegris monthly for Machine usage following the end of each month. The Machine Hourly Rates used for the first two months of each calendar quarter shall be the average Machine Hourly Rates that would apply for the budgeted use of each Machine for such quarter, as calculated by Millipore based on the then most recent projections provided by Entegris pursuant to Section 5.4.2 hereof. The invoice for the third month of each calendar quarter shall be adjusted to effect a “true up” to actual Machine usage by invoicing for the net difference between the Machine Hourly Rate applicable to the actual hourly usage of the Machine in question for the entire quarter multiplied times the actual hours of usage of such Machine for the quarter less the amounts invoiced for usage of such Machine for the first two months of the quarter. This “true up” is so that Entegris effectively pays for all of a quarter’s hours at the Machine Hourly Rates appropriate for those total hours.

7.2.	Occupancy Rates. Commencing on the Effective Date, rates for occupancy and use of the Premises shall be as set forth in Exhibit B.

7.3.	Support Rates. Commencing on the Effective Date, rates for extraordinary Millipore supervisory, operational assistance and technical support (as described in Section 3.2 hereof) that are currently in use by the parties during 2005 shall be applicable from the Effective Date through December 31, 2008. Commencing on January 1, 2009, rates for extraordinary Millipore supervisory, operational assistance and technical support (as described in Section 3.2 hereof) shall be as shown in Annex 1. These rates will be adjusted annually as of January 1 of each year, beginning in calendar year 2010, to reflect (i) the then most recent August-to-following-August percentage changes, up or down, in the Producer Price Index for the industry group Pharmaceutical Preparation Manufacturing (series identification number PCU325412325412) and (ii) any demonstrated increases in Millipore’s costs associated directly with providing such support hereunder and which costs are extraordinary, not presently anticipated and not reflected in the Producer Price Index used pursuant to clause (i) above.

7.4.	Impact of Capital Investment on Prices.

7.4.1.	Entegris shall be responsible for funding required capital improvements to the Entegris Equipment for production of hydrophobic Membranes.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

Millipore shall be responsible for funding required capital improvements to the Millipore Equipment for production of hydrophilic Membranes. To the extent that capital improvements are required for the Millipore Equipment used in the production of hydrophobic Membranes, responsibility for funding that capital improvement shall be mutually agreed upon in accordance with Section I.1.7 of the Supplement. If one party funds the purchase of additional equipment for use in manufacture of UPE Membranes at the Premises, that equipment shall be owned by the funding party.

7.4.2.	Changes to depreciation charges as a result of capital improvements to the Equipment for the production of Membranes will be reflected in the appropriate work center rates and would be part of the rate adjustment process set forth in Sections 7.1.2 and 7.3. Millipore and Entegris each agree to inform the other of capital purchases that may eventually affect proposed rate/price changes hereunder no later than the time that purchase orders for such capital purchases are placed.

7.4.3.	Millipore shall have approval authority with respect to any Entegris proposed modifications to VMF 4 equipment for UPE Membrane processing. Millipore agrees that proposed modifications to the VMF4 equipment for non-Entegris UPE Membrane processing that could influence the processing of UPE Membranes on the VMF 4 equipment shall be reviewed with Entegris and shall be subject to mutual agreement.

7.4.4.	Millipore shall have approval authority for any Entegris proposed modifications to Film 1 manufacturing process for UPE Membranes. Financial impact of those modifications would be mutually agreed upon prior to proceeding.

7.4.5.	In the event of a process change to either the Film 1 or VMF4 lines, Millipore shall be responsible for change control management for any impact on Millipore products. Likewise, Entegris would be responsible for change control management for any impact on Entegris products.

7.5.	Membrane Prices.

7.5.1.	Intentionally Omitted.

7.5.2.	Commencing on the Effective Date through December 31, 2009, until adjusted pursuant to Section 7.5.3, prices for Flat Sheet UPE Membranes to Millipore produced at the Premises, together with up to eight (8) rolls produced at the New Entegris Facility that are used to ascertain basic feasibility, shall be at Entegris’ Manufacturing cost plus fifteen percent (15%). For Flat Sheet UPE Membranes produced at the New Entegris Facility (other than the rolls for feasibility evaluation as described and priced above), prices shall as set forth on Annex 3 for the Term of this Agreement. The parties acknowledge that all Flat Sheet UPE Membranes will be produced at the New Entegris Facility after June 30, 2012.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

7.5.3.	Entegris has notified Millipore as to the adjusted Manufacturing Cost to be in effect for calendar year 2009 for the Membranes to be supplied by Entegris that will be produced at the Premises and shall make available an “open-book” review of such Manufacturing Cost. Membrane Prices hereunder will be adjusted as of January 1, 2010 to reflect such adjusted Manufacturing Cost. Without limiting the factors involved in determining Manufacturing Cost, the Manufacturing Cost of UPE Membranes shall take into account the budgeted Machine Hourly Rates based on projected annual UPE Membrane manufacturing volume.

7.6.	Payment of Invoices. All amounts payable by either party to the other pursuant to this Agreement, except for amounts payable as Rent, shall be payable within forty-five (45) days following the later of (i) receipt of ordered Membranes, performance of services or Machine usage, and (ii) receipt of invoice. All payments shall be made in U.S. Dollars. Any late payments shall be subject to interest at a rate of twelve percent (12%) per annum.

8.	NON-COMPETITION

Except as otherwise provided in Article 5 hereof or elsewhere in this Agreement:

8.1.	Millipore agrees that neither it nor any of its Affiliated Companies will (i) sell outside of the Millipore Core Business any UPE Membranes or UPE Products, or (ii) sell any UPE Membranes or UPE Products to any distributor, OEM manufacturer or other third party that has rights to, or that Millipore or any such Affiliated Company has reason to believe will, resell such UPE Membranes or UPE Products outside of the Millipore Core Business or sell other products which include UPE Membranes or UPE Products as materials or components outside of the Millipore Core Business.

8.2.	Entegris agrees that neither it nor any of its Affiliated Companies will (i) sell into the Millipore Core Business any Other UPE Membranes or Other UPE Products, or (ii) sell any Other UPE Membranes or Other UPE Products to any distributor, OEM manufacturer or other third party that has rights to, or that Entegris or any such Affiliated Company has reason to believe will, resell such Other UPE Membranes or Other UPE Products into the Millipore Core Business or sell other products which include Other UPE Membranes or Other UPE Products as materials or components into the Millipore Core Business.

8.3.	Intentionally Omitted.

8.4.	Intentionally Omitted.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

8.5.	Entegris agrees that neither it nor any of its Affiliated Companies will (i) sell outside of the Entegris Core Business any Treated Entegris Membranes or Treated Entegris Products, or (ii) sell any Treated Entegris Membranes or Treated Entegris Products to any distributor, OEM manufacturer or other third party that has rights to, or that Entegris or any such Affiliated Company has reason to believe will, resell such Treated Entegris Membranes or Treated Entegris Products outside of the Entegris Core Business or sell other products which include Treated Entegris Membranes or Treated Entegris Products as materials or components outside of the Entegris Core Business.

8.6.	In the event that either party discovers any distribution arrangements pre-existing the Original Contract Date that would conflict with the provisions of this Agreement, the parties agree that any such pre-existing arrangements shall not constitute a breach hereunder, and they further agree: (i) to use reasonable commercial efforts to cause any such terms of distribution agreements that are inconsistent with the provisions contained herein to be amended so as to be consistent with these provisions, (ii) not to amend any distribution agreements following the date of this Agreement so as to be inconsistent with such provisions, and (iii) not to renew or enter into any distribution agreements or other agreements containing terms inconsistent with the provisions contained herein following the date of this Agreement.

8.7.	It is acknowledged and accepted that either party or its Affiliated Companies may from time to time hereafter unintentionally make sales that would be prohibited in accordance with Sections 8.1 through 8.5 (“Sales Outside Field”). Accordingly, notwithstanding Sections 8.1 through 8.5, each party agrees not to actively market or attempt to make Sales Outside Field, provided that for any Sales Outside Field that are nevertheless made by and known to a party, such party shall, within forty-five (45) days following the end of each calendar year in which such Sales Outside Field were made, provide an accounting of its Gross Margins on such Sales Outside Field during such calendar year (such accounting to include the total amount of such Sales Outside Field, the total Gross Margins on such Sales Outside Field, and detail regarding the customers to which such Sales Outside Field were made) and payment of the amount of such Gross Margins to the other party. Other than such accountings, neither party shall be liable for any commission, payment, remittance, accrual or obligation or incur any other liability to the other party with respect to any such Sales Outside Field. For purposes of this Section, “Gross Margins” on a party’s Sales Outside Field shall mean the sale price, net of discounts and other sales deductions, of a Membrane or product sold Outside Field, less such party’s fully burdened manufacturing cost of such Membrane or product (which for Membranes purchased from the other party hereunder shall mean the price paid to the other party for such Membranes).

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

9.	WARRANTIES AND INDEMNIFICATION

9.1.	Each Supplying Party warrants to the corresponding Supplied Party that:

(i)	All Membranes supplied to the Supplied Party hereunder shall conform to the specifications for such Membranes as in effect as of the date of this Agreement and as provided to the Supplied Party, as such specifications may be amended as agreed by the parties;

(ii)	All Membranes supplied hereunder shall be free of defects in materials and workmanship; and

(iii)	It will abide by all applicable laws and regulations in manufacturing and supplying Membranes pursuant to this Agreement.

9.2.	In the event of a breach of the foregoing warranties, the Supplying Party’s sole obligation to the Supplied Party shall be to repair, replace or refund, at the Supplying Party’s option, any non-conforming Membranes.

9.3.	THE SUPPLYING PARTY MAKES NO OTHER WARRANTY, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE. FURTHERMORE, THE SUPPLYING PARTY SHALL NOT BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR ANY OTHER INDIRECT DAMAGES RESULTING FROM ECONOMIC LOSS OR PROPERTY DAMAGE SUSTAINED BY THE SUPPLIED PARTY FROM THE USE OF THE SUPPLIED MEMBRANES.

9.4.	Each Supplying Party agrees to indemnify and hold the corresponding Supplied Party harmless from and against any claim or legal action by a third party against such Supplied Party (including reasonable attorneys’ fees associated therewith) based on damages incurred as a result of property damages, personal injury or death, to the proportionate extent arising from a breach of any of the above warranties of the Supplying Party or from the Supplying Party’s negligent action or omission.

9.5.	Without limiting any other rights or remedies that a Supplied Party may have, if such Supplied Party determines that delivered Membranes do not conform to the agreed specifications for such Membranes, then such Supplied Party may reject or withdraw its acceptance thereof and shall notify the Supplying Party in writing of such nonconformity or error within thirty (30) days from receipt of such Membranes by the Supplied Party. The Supplied Party may subject any Membrane to internal testing for purposes of determining conformity to specifications. The Supplying Party shall have fifteen (15) days after receipt of written notice of nonconformity or error to replace nonconforming Membranes at the expense of the Supplying Party. If so directed by the Supplying Party, the Supplied Party shall return nonconforming Membranes to the Supplying Party’s manufacturing facilities, at the Supplying Party’s expense and using such carrier and such delivery dates and terms as the Supplying Party shall reasonably specify.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

9.6.	The parties agree to have their representatives meet at least once every three (3) months (unless otherwise agreed) to review compliance with the manufacturing, specifications, product quality, forecasting and delivery terms set forth in this Agreement, and to agree on any necessary corrective actions or modifications to the Supplement as then in effect.

10.	MEMBRANE MODIFICATIONS; NEW MEMBRANES.

10.1.	Each Supplying Party agrees that it will not substantially change the Membranes that it will supply hereunder or their formulation, manufacturing or testing processes, process equipment, other aspects of form, fit or function, or production location, unless the Supplied Party approves such change in writing, which approval may require formal validation and qualification and possibly customer notification. The implementation of any such accepted changes shall be subject to the parties’ agreement on any change in price or other terms of supply as may be necessitated or requested by a party as a result of such change.

10.2.	If any new or improved UPE Membranes result from research and development work that may be conducted by either Millipore or Entegris during the Term of this Agreement, or are requested by Millipore to be added to the supply provisions hereof, and are agreed to by Entegris, and are technically feasible for Entegris to manufacture, it is intended that such UPE Membranes be added to this Agreement both in terms of Entegris’ supply to Millipore and Entegris’ manufacture of such UPE Membranes, and they shall be so added to this Agreement upon agreement by the parties as to specifications and pricing, which pricing shall be consistent in methodology with the pricing hereunder.

11.	ACCESS TO FACILITIES

At any time during the Term, upon reasonable advance notice by a Supplied Party, such Supplied Party’s authorized representatives and customers (subject to appropriate confidentiality obligations) shall be provided access to the facilities of the Supplying Party to audit or verify conformity with applicable laws and regulations and mutually agreed to quality standards. During the Facility Term of this Agreement, Millipore’s authorized representatives shall be provided access to the Premises for the purpose of auditing or troubleshooting (to be coordinated with Entegris) of technical problems with UPE Membranes or their manufacture. Also, Millipore and Entegris customers (subject to appropriate confidentiality obligations and on reasonable advance notice, and for the purposes indicated above) shall be provided reasonable access, respectively, to the Premises (during the Facility Term) and to the New Entegris Facility and to the areas of Millipore’s 80 Ashby Road facility where the Millipore Equipment is located and used (limited to the VMF4 Line after the Facility Term) up to the Term of this Agreement.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

12.	INSURANCE RELATED TO MEMBRANES

Each Supplying Party agrees to procure and maintain, at all times during the Term, product liability insurance with respect to the Membranes supplied by it (Broad Form Vendor’s Endorsement) and contractual liability coverage, with the minimum limits of $5,000,000 (Five Million Dollars). Each Supplying Party shall, upon request by the Supplied Party, furnish to the Supplied Party a certificate of insurance evidencing the foregoing coverage and limits. The insurance provider shall not be changed without providing the Supplied Party with ten (10) days’ prior written notice.

13.	CONFIDENTIALITY

13.1.	Confidential Information. For the purpose of this Agreement the term “Confidential Information” means Information which is not otherwise in the public domain and of which the owner actively undertakes to restrict or control the disclosure to persons or entities other than Millipore or Entegris or their Subsidiaries in a manner reasonably intended to maintain its confidentiality, and which: (i) the party owning or disclosing Confidential Information (“Disclosing Party”) disclosed to the non-owning party or recipient of the Confidential Information (“Receiving Party”) or the Receiving Party had access to on or before the Original Contract Date; (ii) is contained in or referred to by this Agreement or any exhibit or annex hereto and is known to or in the possession of the Receiving Party as of the Effective Date; or (iii) is disclosed to the Receiving Party pursuant to this Agreement during the Term (the “Disclosure Period”). Confidential Information may include information relating to, by way of example, research, products, services, customers, markets, software, developments, inventions, manufacturing processes, designs, drawings, engineering, marketing or finances, and may be in writing, disclosed orally or learned by inspection of computer programming code, equipment or facilities. Confidential Information of third parties that is known to, in the possession of or acquired by a Receiving Party pursuant to a relationship with the Disclosing Party shall be deemed to be the Disclosing Party’s Confidential Information for purposes of this Section 13.

13.1.1.	Highly Confidential Information means Confidential Information that is technical know-how and trade secrets relating to: (i) Information relating to manufacturing processes or procedures with respect to devices or other products that are commercially released or for which substantial steps have been taken towards commercialization as of the Effective Date; (ii) Information generated by research and development activities; (iii) chemical and other scientific formulae used for the manufacture or treatment of membranes or other separations media or of devices or other products that are commercially released or for which substantial steps have been taken towards commercialization as of the Effective Date; or (iv) any other Information which Millipore and Entegris agree is Highly Confidential hereunder.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

13.1.2.	Exclusions from Confidential Information. Notwithstanding the foregoing provisions of this Section 13.1, Confidential Information shall exclude information that: (i) was in the Receiving Party’s possession before receipt from the Disclosing Party and obtained from a source other than the Disclosing Party and other than through the prior relationship of the Disclosing Party and the Receiving Party before the Original Contract Date; (ii) is or becomes a matter of public knowledge through no fault of the Receiving Party; (iii) is rightfully received by the Receiving Party from a third party without a duty of confidentiality; (iv) is disclosed by the Disclosing Party to a third party without a duty of confidentiality on such third party; (v) is independently developed by the Receiving Party; or (vi) is publicly disclosed by the Receiving Party with the Disclosing Party’s prior written approval.

13.2.	Confidentiality And Non-Use Obligations. During the Confidentiality Period (as defined in Section 13.3 below), the Receiving Party shall (i) protect the Confidential Information of the Disclosing Party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as Receiving Party uses to protect its own confidential information of a like nature, (ii) not use such Confidential Information in violation of any use restriction herein, and (iii) not disclose such Confidential Information to any third party, except as expressly permitted under this Agreement or in any other agreements entered into between the parties in writing, without prior written consent of the Disclosing Party.

13.3.	Duration of Confidentiality Obligations. The confidentiality obligations provided for in this Section 13 shall continue in effect for the following periods (the “Confidentiality Period”): (i) with respect to Confidential Information that is not Highly Confidential Information, for a period of five (5) years following either (A) the Effective Date with respect to Confidential Information of the Disclosing Party that is known to or in the possession of the Receiving Party as of the Effective Date or (B) the date of disclosure with respect to Confidential Information that was or will be disclosed by the Disclosing Party to the Receiving Party after the Effective Date but before the expiration of the Disclosure Period (as defined in Subsection 13.1 above); and (ii) with respect to Highly Confidential Information, in perpetuity. The obligations set forth in this Section 13 shall survive any termination of this Agreement.

13.4.

Compelled Disclosure. If the Receiving Party or any of its respective Subsidiaries believes that it (i) is legally obligated to disclose, or (ii) will be compelled by a court or other authority of competent jurisdiction to disclose, Confidential Information of the Disclosing Party, it shall give the Disclosing Party

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009 prompt written notice so that the Disclosing Party may take steps to oppose such disclosure and cooperate with the Disclosing Party in its attempts to oppose such disclosure. If the Receiving Party complies with the preceding sentence, it shall not be prohibited from complying with such requirement to disclose, but shall take all reasonable steps to make such disclosure subject to a suitable protective order or otherwise to prevent unrestricted or public disclosure.

13.5.	No Restriction on Disclosing Party. Nothing in this Section 13 shall restrict the Disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way.

13.6.	Disclaimer of Warranties as to Confidential Information. EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL CONFIDENTIAL INFORMATION IS PROVIDED ON AN “AS IS, WHERE IS” BASIS AND THAT NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES HAS MADE OR WILL MAKE ANY WARRANTY WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT.

14.	NO OTHER RIGHTS

Neither party shall have any rights hereunder to any patents or other intellectual property of the other party, except as specifically set forth herein. Without limiting the generality of the foregoing, neither party shall have any rights to use any trademarks of the other party for any purpose in connection with the Membranes to be manufactured or supplied hereunder.

15.	DISPUTE RESOLUTION

15.1.	Discussion of Parties. In the event of a dispute between the parties arising out of or related to this Agreement (the “Dispute”), a party seeking to resolve the Dispute shall give written notice to the other party, describing briefly the nature of the Dispute and its claim and identifying an individual with authority to settle the Dispute on its behalf. The party receiving such notice shall have five (5) business days within which to designate, in a written notice given to the initiating party, an individual with authority to settle the Dispute on its behalf. Neither of such authorized individuals shall have had direct substantive involvement in the matters involved in the Dispute. The authorized individuals shall make such investigation as they deem appropriate and thereafter promptly (but in no event later than thirty (30) days from the date of the initiating party’s notice) shall commence discussions concerning resolution of the Dispute.

15.2.

If the Dispute has not been resolved within thirty (30) days from the commencement of discussions, it shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

American Arbitration Association (“AAA”), by one (1) arbitrator in Boston, Massachusetts. Such arbitrator shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrator will be instructed to prepare and deliver a written, reasoned opinion stating its decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys’ and other professional fees, incurred in connection with the arbitration. The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction.

15.3.	Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 15 with respect to all matters not subject to such dispute, controversy or claim.

16.	GENERAL PROVISIONS

16.1.	Notices. Any notice or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed given if and when delivered by hand or sent by certified mail, return receipt requested, overnight courier, confirmed telecopy, or confirmed electronic mail transmission, addressed as follows:

If to Millipore:	Millipore Corporation
290 Concord Road
Billerica, MA 01821
Attn: Vice President, Global Operations
Fax: (978) 715-1385

with a copy to:	Millipore Corporation
290 Concord Road
Billerica, MA 01821
Attn: General Counsel
Fax: (978) 715-1382

If to Entegris:	Entegris, Inc.
129 Concord Road
Billerica, MA 01821
Attn: Ex. VP & COO
Fax: (978) 436-6739

with a copy to:	Entegris, Inc.
129 Concord Road
Billerica, MA 01821
Attn: General Counsel
Fax: (978) 436-6739

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009 or to such electronic mail address as may be specified by an addressee party to the other party by one of the other means provided above, or to such other address, telecopy number or electronic mail address as may be specified by an addressee party to the other by one of the means provided above.

16.2.	Force Majeure. The obligations of a party under this Agreement will be suspended to the extent that it is wholly or partially precluded from complying with its obligations under this Agreement by force majeure. Force majeure includes, but is not restricted to, fire, storm, flood, earthquake, explosion, accident, act of the public enemy, war, rebellion, insurrection, sabotage, epidemic, quarantine restriction, labor dispute, labor shortage, transportation embargo or failure or delay in transportation, act of God, act (including laws, regulations, disapprovals or failure to approve) of any government agency, whether national, municipal, or otherwise. During the existence of any such force majeure condition, the affected party shall nevertheless use its best efforts to remove the cause thereof.

16.3.	Entire Agreement; Old Agreement. This Agreement, including Exhibits A, B, and C and Annexes 1 and 2, attached hereto, is the entire agreement between the parties with respect to the subject matter hereof, and supersedes any prior negotiations and agreements or understandings and any contemporaneous oral agreements or understandings with respect to the subject matter hereof. Without limiting the generality of the foregoing, the Old Agreement shall be deemed replaced in its entirety by this Agreement as of the Effective Date, provided that the Old Agreement shall continue to apply to all activities or events that occurred prior to the Effective Date.

16.4.	Governing Law. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the Commonwealth of Massachusetts as applied to transactions taking place wholly within Massachusetts between Massachusetts residents. The Superior Court of Middlesex County and/or the United States District Court for the District of Massachusetts shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 15 above.

16.5.	Counterparts. This Agreement and the Exhibits and Annexes hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

16.6.	Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void. Notwithstanding the foregoing, either party may assign this Agreement and all (but not less than all) of its rights and obligations hereunder to a purchaser or transferee of, or other successor to, substantially all of its business.

16.7.	Severability. If any term or other provision of this Agreement or the Exhibits or Annexes attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

16.8.	Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits and Annexes attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

16.9.	Amendment. No change or amendment will be made to this Agreement or the Exhibits or Annexes attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

16.10.	Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

Third Amended and Restated Membrane Manufacture and Supply Agreement

Between Millipore Corporation and Entegris, Inc. dated October 13, 2009

16.11.	Interpretation. The headings contained in this Agreement or in any Exhibit hereto are for reference purposes only and shall not be conclusive as to the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Annex, such reference shall be to a Section, Exhibit or Annex of this Agreement unless otherwise indicated.

16.12.	Exhibits and Annexes. This Agreement includes the following Exhibits and Annexes, each of which constitutes an integral component part of this Agreement:

Exhibit A.	Membranes Covered by Agreement
Exhibit B	Lease Terms including Attachment A
Exhibit C	The Supplement
Annex 1	Machine Hourly Rates and Support Rates
Annex 2	Formula for Calculating Machine Usage Hours
Annex 3	Membrane Prices from New Entegris Facility

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

MILLIPORE CORPORATION		ENTEGRIS, INC.

By:	/s/ Peter C. Kershaw	By:	/s/ Bertrand Loy
Name:	Peter C. Kershaw	Name:	Bertrand Loy
Title:	Corporate Vice President, Global Operations	Title:	Executive Vice President and Chief Operating Officer